EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

CSP, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

In this Exhibit 4.1, when we refer to “CSP,”, “CSPI”, the “Company,” “we,” “us” or “our”, we mean CSP, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries. All references to “common stock” refer only to common stock issued by CSP and not to any common stock issued by any subsidiary.

The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our articles of organization and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.  We encourage you to read our articles of organization and bylaws and the applicable provisions of the Massachusetts Business Corporation Act (“MBCA”) for additional information.

Authorized Shares

Under our articles of organization, we have the authority to issue 7,500,000 shares of common stock, par value $0.01 per share.

Dividends

Holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our Board of Directors, in its discretion, out of assets legally available, subject to any preferences that may be applicable to any preferred stock outstanding at the time.  Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of common stock possess all voting power. Our articles of organization does not provide for cumulative voting for the election of directors.

Directors are elected by a plurality of votes cast at the annual meeting of stockholders (or special meeting in lieu thereof). If an incumbent director in an uncontested election does not receive more votes “for” than “withheld”, the director is expected to promptly offer the Board his or her resignation as a Director for consideration. The resignation will be considered by the Nominating Committee and acted upon by the Board within 90 days following the certification of the stockholder vote.

At any meeting of stockholders, a majority in interest of all stock issued, outstanding and entitled to vote upon a question to be considered at such meeting shall constitute a quorum. When a quorum is present at any meeting, a majority in interest of the stock present or represented and entitled to vote on a matter, (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority in interest of the stock of that class present or represented and entitled to vote on a matter) shall decide any matter to be voted on by the stockholders, except where a larger vote is required by law, the articles of organization or our bylaws.

CSP, by vote of a two-thirds of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a two-thirds of each such class of stock outstanding), may (i) authorize any amendment to our articles of organization pursuant to Section 10.03 of Chapter 156D of the MBCA, as amended from time to time, (ii) authorize the sale, lease, or exchange of all or substantially all of its property and assets, including its goodwill, pursuant to Section 12.02 of Chapter 156D of the Massachusetts General Laws, as amended from time to time, and (iii) approve an agreement of merger or consolidation pursuant to Section 11.04 of Chapter 156D of the Massachusetts General Laws, as amended from time to time.

Advance notice provisions for stockholder proposals and stockholder nominations of directors

Our bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a holder of common stock before a meeting of stockholders, the stockholder must first have given notice of the proposal in writing to the Company’s Clerk within the deadlines set forth in the bylaws. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with the bylaws, such business will not be conducted at the meeting. The bylaws may have the effect of precluding the conduct of some business at a stockholders’ meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Limitations on Stockholder action without a meeting and the ability of stockholders to call a meeting.

Although our articles of organization and bylaws allow stockholders to act by written consent, such written consent must be signed by all stockholders entitled to vote on the matter to be approved. This essentially requires that stockholders may act only at a duly called stockholders’ meeting. In addition, under the bylaws, special meetings of stockholders may be called only by our President, the Board of Directors, and by our Clerk upon written application of or one or more stockholders holding at least 40% of the capital of stock entitled to vote at the meeting.

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolutions, or winding up, holders of shares of common stock are entitled to share ratably in our assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion, redemption or exchange rights.

Massachusetts Law

If in the future the Company were to have more than 200 stockholders of record (as determined by the statute), the Company would be subject to the provisions of Chapter 110F and 110D of the Massachusetts General Laws, the so-called Business Combination Statute and Control Share Acquisition Act, respectively.

Under Chapter 110F, a Massachusetts corporation with at least 200 shareholders of record (as determined by the statute), which is otherwise subject to the statute, may not engage in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless (i) the interested shareholder obtains the approval of the Board of Directors of the Company prior to becoming an interested shareholder, (ii) the interested shareholder acquires 90% of the outstanding voting stock of the Company (excluding shares held by certain affiliates of the Company) at the time it becomes an interested shareholder, or (iii) the business combination is approved by both the Board of Directors of the Company and the holders of at least two-thirds of the outstanding voting stock of the Company (excluding shares held by the interested shareholder), which in the case of the shareholder approval is authorized at an annual or special meeting of shareholders, and not by written consent.

An “interested shareholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the Company (which 5% number is adjusted to 15% for such person so long as such person is eligible to file Schedule 13-G under the Securities Exchange Act) . A “business combination” includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the shareholder.

Under Chapter 110D, a Massachusetts corporation with at least 200 shareholders of record (as determined by the statute), generally provides, with certain exceptions, that any person, including his, her or its affiliates who acquires shares of a corporation that are subject to the Control Share Acquisition Act, and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, unless those voting rights are authorized by the stockholders of the corporation.  The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by: (i) the person making the acquisition of this nature, (ii) any officer of the corporation, and (iii) any employee who is also a director of the corporation.  Our bylaws provide a provision which permits the Company to effect redemptions of shares acquired in a control share acquisition under certain circumstances.